Exhibit 10.4.1

[FORM OF EXECUTIVE OFFICER OPTION AGREEMENT]

[date]

[name and address of optionee]

Dear [  ]:

You are granted, effective as of   , 20  (the “Option Grant Date”), options (the “Options”) to purchase shares of common stock, $0.001 par value (the “Options Shares”), of Ventiv Health, Inc. (the “Corporation”), pursuant to the Ventiv Health, Inc. 1999 Stock Incentive Plan (the “Plan”). The Options are subject to the terms and conditions set forth below and in the Plan, and made a part of this Stock Option Agreement (the “Agreement”). Capitalized terms used in the Agreement have the same meaning as defined in the Plan.

1.  Exercise Price:  $      per Option Share.

    a.  Number of Option Shares:

    b.  Type of Option:  Nonqualified Stock Option (i.e., an option which is not an incentive stock option under Section 422 of the Code).

    c.  Vesting:  The option will become vested in accordance with the following schedule:

Date	Number of Shares

[For executive officers who are Board members: If the Corporation is acquired, whether through merger, sale of substantially all of its assets or otherwise, all unvested options shall vest and become exercisable immediately prior to the acquisition of the Corporation. Without limiting the foregoing, the acquisition by any person or group of the majority of the voting equity securities of the Corporation shall constitute an “acquisition” of the Corporation. Except as otherwise provided herein, vesting of options ceases upon the date (the “Termination Date”) that you are no longer employed by the Corporation or a member of the Board of Directors of the Corporation (the “Board”). Notwithstanding the foregoing, all such options shall become fully vested and exercisable in the event of your death or disability while you are a member of the Board of Directors of the Corporation.]

[For other executive officers: Notwithstanding the foregoing, the options shall immediately vest in the event that your employment with the Corporation is terminated by the Corporation or its successors or assigns “Without Cause” (as defined in the Employment Agreement between you and the Corporation) upon or before six (6) months following a “Change of Control” as defined in the Employment Agreement) of the Corporation.]

2.	Registration Under Federal and State Securities Laws: The Options may not be exercised and the Corporation is not required to deliver the Option Shares deliverable upon any such exercise unless such Option Shares have been registered under Federal and applicable state securities laws, or the delivery of such Option Shares is then exempt from such registration requirements.

3.	Forfeiture of Options: The Options are subject to forfeiture in accordance with Section 7.1(i) of the Plan.

4.	Expiration Date: The Options expire three months after termination of employment, except if the Optionee terminates employment by reason of death or Disability, in which case the Options expire one year after termination of employment Subject to earlier termination as provided in this Agreement and the Plan, the Options expire on [ten years from grant date].

Please acknowledge your acceptance of this Ventiv Health, Inc. nonqualified Stock Option Agreement by signing in the space below. Return the original signed Agreement to the Stock Option Plan Administrator and retain the copy of the Stock Option Agreement for your records. Vested options are not exercisable without a signed Stock Option Agreement on file.

The Optionee accepts the Option subject to the terms and conditions of the Plan and this Agreement.

______________________________________________ _________________
[name]        Date